Exhibit 99.4

CORPORATE GOVERNANCE GUIDELINES

(As Adopted on February 27, 2003)

The following Corporate Governance Guidelines (the “Guidelines”) have been adopted by the Board of Directors (the “Board”) of Education Management Corporation (the “Corporation”) in an effort to assist directors in fully understanding and effectively implementing their functions while assuring our Corporation’s ongoing commitment to high standards of corporate conduct and compliance.

Although each of our directors is expected to fulfill his or her duties in an overall spirit of good corporate conduct, these Guidelines are intended to provide a framework for our system of corporate governance and to address specific issues pertaining to our Corporation’s governance, including:

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Director Qualifications;

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Director Responsibilities;

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Committees of the Board;

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Director Access to Officers and Employees;

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Director Compensation;

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Director Orientation and Continuing Education

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Evaluation of the CEO/Management Succession Planning; and

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Annual Performance Evaluations.

New and continuing members of the Board are encouraged to review these guidelines periodically and to continue to foster a corporate culture focused on efficient and ethical management and governance.

Director Qualifications

The Board will consist of a majority of directors who qualify as “independent” directors within the meaning of the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Nominating and Governance Committee of the Board will review with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors as the Board may deem appropriate, including overall skills and experience. The Nominating and Governance Committee will also evaluate the composition of the Board as a whole and each of its committees to ensure the Corporation’s ongoing compliance with the independence and other standards set by Nasdaq rules.

The Nominating and Governance Committee will select nominees to the Board as appropriate based on these principles and in a manner consistent with that committee’s charter, and invitations to join the Board will be extended by the Chairman of the Board. The Nominating and Governance Committee shall periodically review the size of the Board and, as appropriate, make recommendations to the Board with respect to the size and composition of the Board. The Nominating and Governance Committee will also evaluate the continued appropriateness of individual directors’ service on the Board.

We have determined as a Board not to establish term limits with regard to service on the Board in the belief that continuity of service and the past contributions of Board members who have developed an in-depth understanding of the Corporation and its business over time bring a seasoned approach to the Corporation’s governance. However, the Nominating and Governance Committee will review the membership of the Board at least annually, affording each director whose term is expiring the opportunity to continue to serve on the Board to the extent deemed appropriate by the Committee and desirable to the individual director.

The Board has determined that any director whose age at the beginning of a term would be 75 or greater should not stand for re-election.

Directors whose employment changes, or whose job responsibilities change meaningfully from those they held when they were elected to the Board, shall tender their resignation to the Board. It is not the sense of the Board that such directors should necessarily leave the Board. There should, however, be an opportunity for the Board, acting through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

Director Responsibilities

The Board, which is elected by the shareholders, is the ultimate decision-making body of the Corporation except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Corporation’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors the performance of management.

The basic responsibility of each director is to act on the basis of his or her informed business judgment in a manner such director reasonably believes to be in the best interests of the Corporation. In discharging their obligations to the Corporation, members of the Board are entitled to rely, to the extent reasonable, on the honesty and integrity of the Corporation’s management and its outside auditors and advisors.

As part of their fiduciary duty to the Corporation, members of the Board are expected to prepare for and attend, either in person or telephonically, as applicable, all meetings of the Board and any committee of the Board on which they serve. It is incumbent upon the Chairman of the Board and of any such committees and of the other individual members of the Board to assure that such meetings are scheduled and held in a manner and with such frequency that is sufficient to provide for the efficient and responsible oversight of the Corporation.

The Chairman of the Board or applicable committee of the Board will prepare and distribute in advance an agenda of the topics to be reviewed, discussed and/or acted upon at Board or Committee meetings. Individual directors are free to request additions to the agenda or otherwise raise questions regarding the agenda either prior to or during any such meeting. Information and data that are important to the directors’ understanding of the business to be conducted at any such meeting should, to the extent practicable, be distributed to the appropriate directors sufficiently in advance of any such meeting, and each director should endeavor to review any such materials prior to attending the meeting.

In addition to any other regularly-scheduled meetings of the Board, the independent members of the Board will meet in executive session at least twice annually. The independent directors will choose one independent member of the Board to serve as Lead Director and to preside at such executive sessions. The Lead Director shall perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The Corporation will disclose the identity of such Lead Director in its annual Proxy Statement.

As necessary or appropriate in connection with the discharge of its duties, the Board and each committee thereof will be entitled and empowered to engage and seek the advice of outside legal, financial and other advisors.

Committees of the Board

As provided in the Corporation’s Bylaws, the Board may from time to time establish such committees as it deems appropriate. However, the Corporation will at all times have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of these committees will meet the applicable independence and other qualifications established by the Nasdaq rules and other applicable laws, rules and regulations and will be appointed to serve on such committees by the Board on the recommendation of the Nominating and Governance Committee.

Each committee of the Board shall have its own charter setting forth the purposes, goals and responsibilities of such committee, the manner in which such committee is to function and the qualifications required of its members. Each committee shall be required to perform an annual evaluation of its own performance.

Director Access to Officers and Employees

Members of the Board will have full and free access to officers and employees of the Corporation. Contact with individual employees of the Corporation should be made with the prior knowledge of the CEO and conducted in a manner that is not disruptive to the business operations of the Corporation. Officers and other employees of the Corporation may be invited by the Chairman of the Board to attend and/or make presentations at meetings of the Board from time to time to further the Board’s familiarity with management personnel and to discuss pertinent detail of agenda topics and any other aspects of overall operations by members of the Board of the Corporation, as deemed appropriate.

Director Compensation

The form and amount of director compensation will be determined and reviewed from time to time by the Compensation Committee in accordance with its charter and applicable Nasdaq and other rules and guidelines. The Compensation Committee will consider whether a director’s independence may be jeopardized if the Corporation enters into consulting contracts with or otherwise provides any form of indirect compensation to a director or any organization with which such director is affiliated.

Director Orientation and Continuing Education

All new and continuing directors are encouraged to review the Board of Directors Manual prepared by the Corporation. A Director Orientation Program will be held promptly (and at least within three months) following any new director’s appointment or election to the Board. This program will provide an understanding of the Corporation, its business, operations, and key personnel, and it may consist of management presentations and other reference materials, and programs describing the Corporation’s markets, competitive position and strategies, significant financial, accounting and risk management issues, compliance programs and Code of Business Ethics and Conduct, and key personnel of independent auditors and outside legal, financial and other advisory firms.

All directors, within three years of the adoption of this requirement by or their initial appointment to the Board, whichever is later, shall attend educational programs designed to enable them better to perform their duties and recognize and deal with various issues that may arise during their tenure as directors.

Subsequently, directors shall attend ongoing corporate governance and other educational programs related to their service on the board.

Evaluation of the CEO/Management Succession Planning

The Compensation Committee will conduct an annual review of the CEO’s performance and compensation, as set forth in its charter, and will present its findings to the Board, which will consider the report of the Compensation Committee with a view toward ensuring that the CEO provides continuing leadership in a manner serving the best interests of the Corporation.

The Board also plans for succession to the position of CEO as well as certain other senior management positions. To assist the Board, the Nominating and Corporate Governance Committee annually provides the Board with an assessment of senior managers and of their potential to succeed the current Chairman and CEO. The Nominating and Corporate Governance Committee also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

Annual Performance Evaluation

The Board will conduct an annual review and evaluation of its own performance to assure that the appropriate duties of each individual director and of the Board as a whole continue to be discharged in a manner consistent with Nasdaq rules and other applicable rules and guidelines. The Board will discuss this self-evaluation annually and evaluate areas in which its performance may be improved and the actions which may be taken over the coming year to facilitate such improvement.

Reports of the Committee

At each regular meeting of the Board of Directors, the Committee shall report the substance of all actions taken by the Committee since the date of its last report to the Board of Directors. Each report shall be filed with the minutes of the Board of Directors to which it is presented, as a part of the corporate records.

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